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Exhibit 99.1





                                                 For Additional Information,
                                                 Contact Robert O. Bratton,
                                                 Chief Financial Officer
                                                 First Charter Corporation
                                                 (704) 721-4473
                                                          or
                                                 Jan H. Hollar,
                                                 Chief Financial Officer
                                                 Carolina First BancShares, Inc.
                                                 (704) 732-6208

For Immediate Release
November 8, 1999

                          FIRST CHARTER CORPORATION AND
                 CAROLINA FIRST BANCSHARES, INC. AGREE TO MERGE

Concord, North Carolina - First Charter Corporation (Nasdaq: FCTR) and Carolina First BancShares, Inc. (Nasdaq: CFBI) jointly announced today that they have entered into a definitive merger agreement for First Charter to acquire Carolina First. Under the terms of the agreement, Carolina First BancShares, Inc. will be merged into First Charter Corporation and each Carolina First shareholder will receive 2.267 shares of First Charter common stock for each share of Carolina First common stock. Based on First Charter's closing price on November 5, 1999, the transaction is valued at approximately $260 million or $42.50 per share.

"The combination of First Charter and Carolina First is a key move in our company's strategic plan in that it will strengthen our presence in several attractive, high growth markets in the Charlotte Metropolitan area," said Lawrence M. Kimbrough, Chief Executive Officer of First Charter Corporation. "Merging with Carolina First will enable us to deliver our products and services to an expanded customer base, continue strong earnings growth and create greater value for our customers and shareholders."

When the merger is completed, First Charter will have $2.6 billion in assets, $1.8 billion in deposits and 64 financial centers in North Carolina. The new company will have the eighth largest deposit market share in North Carolina and the fifth largest in Charlotte, which was recently recognized as the second fastest growing city in the U.S. The pro-forma market capitalization will be $583 million or 91st among all banks in the country.


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Carolina First Chief Executive Officer James E. Burt, III stated, "The merger with First Charter will give our customers a variety of benefits, including a more extensive network of branches and ATMs, full service telephone banking, and a broader array of financial services to meet their needs. We are excited about the opportunities that will result from the merger of our two companies and confident that our employees and shareholders will recognize the advantages brought by First Charter's depth of management, commitment to exceptional service quality and marketplace momentum."

Following the merger, Lawrence M. Kimbrough will continue in his role as President and Chief Executive Officer of First Charter. James E. Burt, III will become Chairman of the First Charter National Bank Board of Directors and a member of the executive leadership team. Other members of the Carolina First management team are expected to serve in key customer contact positions in strategic markets.

Subject to certain conditions, including the approval of both companies' shareholders and applicable regulatory authorities, the merger is expected to close no later than the second quarter of 2000. The transaction is intended to be tax-free to the shareholders of Carolina First and will be accounted for as a pooling of interests.

First Charter Corporation is a regional bank holding company headquartered in Concord, North Carolina, with $1.8 billion in assets. Through its banking subsidiary, First Charter operates 33 financial centers, a full service telephone banking center, and a network of 71 automated teller machines in North Carolina. First Charter provides businesses and individuals with a broad range of financial services, including banking, financial planning, funds management, investments, insurance, mortgages and a full array of employee benefit programs.

Carolina First BancShares, Inc. is a bank holding company headquartered in Lincolnton, North Carolina, with $774 million in assets. Through its three bank subsidiaries, Lincoln Bank of North Carolina, Cabarrus Bank of North Carolina, and Community Bank and Trust Company, it operates 31 full service offices in 12 counties. Carolina First maintains a number one deposit share in the South Iredell and Lincoln County areas.

This news release contains forward-looking statements, including estimates of future operating results and other forward-looking financial information for First Charter Corporation and Carolina First BancShares, Inc. These estimates constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As such, the estimates involve significant risks and uncertainties. Actual results may differ materially due to such factors as: (1) expected cost savings from the merger not materializing within the expected time frame; (2) revenues following the merger not meeting expectations; (3) competitive pressures among financial institutions increasing significantly; (4) costs or difficulties related to the integration of the businesses of First Charter Corporation and Carolina First BancShares, Inc. being greater than anticipated; (5) general economic conditions being less favorable than anticipated; (6) legislation or regulatory changes adversely affecting the business in which the combined company will be engaged; and (7) the timing of the completion of the transactions.